VESTING AGREEMENT

THIS VESTING AGREEMENT is made effective the 25th day of March, 1999

BETWEEN:

                  THE UNDERSIGNED REGISTERED HOLDER of shares of iLink Telecom, Inc.

                  (the "Holder")

AND:

                  ILINK TELECOM, INC., a body corporate with an office for business located at Suite 1910, 1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3

                  (the "Company")


WHEREAS:

A. The Holder has been issued a total of 300,000 shares of the Company's Common Stock (the "Shares");

B. The certificates representing the Shares bear the legend required by Rule 144 under the Securities Act of 1933;

C.   The Company holds the certificates representing the Shares; and

D. The Holder has agreed that the Shares shall be held by the Company, undelivered, until such time as ownership of the Shares vests in the Holder in accordance with the terms of this Agreement.

THIS AGREEMENT WITNESSES THAT for $10 now paid be each party hereto to the other and in consideration of the premises and covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree each with the others as follows:

1. The Company shall hold the certificates representing the shares (the "Share Certificates") undelivered, and upon the Company achieving the following milestones a portion of the Shares shall be delivered to the Holder as follows:


         Milestone                                       Shares to be Delivered

         The Company is listed in the Standard &
          Poor's Corporation Records Service                      50,000


         A  registration  statement  for the
          Company  is filed  with the United
          States Securities and Exchange
          Commission and becomes effective                       150,000

         The Holder has acted as the Company's
          financial consultant for a period of
          twelve months                                          100,000

2. In the event that the milestones enumerated in section 1 hereof are not achieved by March 25, 2000 then the Shares shall be forfeited to the Company and returned to treasury and the Holder shall have no further interest in the Shares registered in its name.

3. The Company shall not accept or acknowledge any transfer, assignment, declaration of trust or any other document evidencing a change in legal or beneficial ownership or of interest in the Shares, except as may be required by reason of the bankruptcy of the Holder, subject to this Agreement for whatsoever person or persons, or corporations who may thus become legally entitled thereto.

4. The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith. If such good negotiation fails to resolve such dispute, controversy, difference or claim within fifteen (15) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration in the City of Vancouver, British Columbia. All results of the arbitration proceedings shall be final, conclusive and binding on all parties to this Agreement, and shall not be subject to judicial review. Judgement upon the award rendered by the arbitrator may be entered in Province of British Columbia, the State of Nevada or any other court having competent jurisdiction.

5. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

6. This Agreement may be executed by facsimile and in counterparts and such counterparts shall be construed together and deemed to constitute one and the same instrument.

7. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

8. The Holder has obtained legal advice concerning this matter and has requested that the Company obtain independent legal advice with respect to this matter before executing this Agreement. The Company hereby represents and warrants to the Holder that it has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement it has so obtained independent legal advice or has, in its discretion, knowingly and willingly elected not to do so.

IN WITNESS WHEREOF the parties hereto have duly caused this Agreement to be executed effective as of the day and year first above written.

CENTURY CAPITAL MANAGEMENT LTD.



Per:     ---------------------------
         Authorized Signatory

ILINK TELECOM, INC.



Per:     ---------------------------
         Authorized Signatory